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                                                                    EXHIBIT 23.1


                   CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors

Stewart Information Services Corporation:

      We consent to the incorporation by reference in this Registration Statement (No. 333-_____) of our report dated February 13, 2002, relating to the consolidated balance sheets of Stewart Information Services Corporation and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of earnings, retained earnings and comprehensive earnings and cash flows for each of the years in the three-year period ended December 31, 2001, and all related schedules, which report appears in the December 31, 2001 annual report on Form 10-K of Stewart Information Services Corporation.

                                          /s/ KPMG LLP

Houston, Texas

May 20, 2002